                                                                     EXHIBIT 1.1

                           TECHNICAL OLYMPIC USA, INC.

                                  $350,000,000

                     $200,000,000 9% Senior Notes due 2010

             $150,000,000 10 3/8% Senior Subordinated Notes due 2012

                               Purchase Agreement

                                                              New York, New York
                                                                   June 14, 2002


Salomon Smith Barney Inc.
Deutsche Bank Securities Inc.
Fleet Securities, Inc.
As Representatives of the Initial Purchasers
c/o Salomon Smith Barney Inc.
388 Greenwich Street
New York, New York 10013

Ladies and Gentlemen:

                  Newmark Homes Corp., a corporation organized under the laws of Delaware (the "Company"), to be renamed "Technical Olympic USA, Inc." following the Merger (as defined below), proposes to issue and sell to the several parties named in Schedule I hereto (the "Initial Purchasers"), for whom you (the "Representatives") are acting as representatives, $200,000,000 principal amount of its 9% Senior Notes due 2010 (the "2010 Notes") and $150,000,000 principal amount of its 10 3/8% Senior Subordinated Notes due 2012 (the "2012 Notes," and, together with the 2010 Notes (the "Notes"), and the Notes together with the Guarantees (as defined below), the " Securities"). The Securities are to be issued under two separate indentures (collectively, the "Indenture"), each dated June 25, 2002, and between the Company, the Guarantors (as defined below) and Wells Fargo Bank Minnesota, National Association, as trustee (the "Trustee"). The holders of the 2010 Notes and the 2012 Notes will each have the benefit of a registration rights agreement (collectively, the "Registration Rights Agreements"), dated June 25, 2002, between the Company, the Guarantors and the Initial Purchasers, pursuant to which the Company and the Guarantors have agreed to register a new series of notes (the "Exchange Notes") and related guarantees (the "Exchange Guarantees," and, together with the Exchange Notes, the "Exchange Securities") under the Act subject to the terms and conditions therein specified. Pursuant to the Registration Rights Agreements, the Exchange Securities will be offered in exchange for the Securities (the "Registered Exchange Offer"). The Notes will be unconditionally guaranteed (the "Guarantees") by each of the Company's direct and indirect domestic Subsidiaries set forth on the signature page hereto (the "Guarantors"). To the extent there are no additional parties listed on Schedule I other than you, the term Representatives as used herein shall mean you as the Initial Purchasers, and the terms Representatives and Initial Purchasers shall mean either the singular or plural as the context requires. The use of the neuter in this Agreement shall include the feminine and masculine wherever appropriate. Certain terms used herein are defined in Section 17 hereof.

                  The sale of the Securities to the Initial Purchasers will be made without registration of the Securities under the Act in reliance upon exemptions from the registration requirements of the Act.

                  The Securities are being offered and sold (the "Offering") in connection with the merger of Engle Holdings Corp. ("Engle") with and into the Company (the "Merger"), and the net proceeds of the Offering will be used to repay, defease or discharge debt of the Company, Engle and the company now known as Technical Olympic, Inc., all as described under the heading "Use of Proceeds" in the Final Memorandum (as defined below). Concurrently with the closing of the Offering, the Company and certain of its Subsidiaries will enter into a new revolving credit facility that will provide for revolving credit loans of up to $225.0 million (the "New Credit Facility").

                  In connection with the sale of the Securities, the Company has prepared a preliminary offering memorandum, dated June 4, 2002 (as amended or supplemented at the Execution Time, including any and all exhibits thereto and any information incorporated by reference therein, the "Preliminary Memorandum"), and a final offering memorandum, dated June 14, 2002 (as amended or supplemented at the Execution Time, including any and all exhibits thereto and any information incorporated by reference therein, the "Final Memorandum"). Each of the Preliminary Memorandum and the Final Memorandum sets forth certain information concerning the Company, Engle, the Merger and the Securities. The Company hereby confirms that it has authorized the use of the Preliminary Memorandum and the Final Memorandum, and any amendment or supplement thereto, in connection with the offer and sale of the Securities by the Initial Purchasers. Unless stated to the contrary, any references herein to the terms "amend," "amendment" or "supplement" with respect to the Final Memorandum shall be deemed to refer to and include any information filed under the Exchange Act subsequent to the Execution Time which is incorporated by reference therein.

                  1. Representations and Warranties of the Company and the Guarantors. The Company and the Guarantors, jointly and severally, represent and warrant to each Initial Purchaser as set forth below in this Section 1.

                           (a) The Preliminary Memorandum, at the date thereof, did not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. At the Execution Time and on the Closing Date, the Final Memorandum did not, and will not (and any amendment or supplement thereto, at the date thereof and on the Closing Date will not), contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company and the Guarantors make no representation or warranty as to the information contained in or omitted from the Preliminary Memorandum or the Final Memorandum, or any amendment or supplement thereto, in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of the Initial Purchasers through the Representatives specifically for inclusion therein.

                           (b) None of the Company, Engle, the Guarantors, any of their Affiliates or any person acting on any of their behalf has, directly or indirectly, made offers or sales of any security, or solicited offers to buy any security, under circumstances that would require the registration of the Securities under the Act.

                           (c) None of the Company, Engle, the Guarantors, any of their Affiliates or any person acting on any of their behalf has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Securities in the United States.

                           (d) The Securities satisfy the eligibility requirements of Rule 144A(d)(3) under the Act.

                           (e) None of the Company, Engle, the Guarantors, any of their Affiliates or any person acting on any of their behalf has engaged in any directed selling efforts with respect to the Securities, and each of them has complied with the offering restrictions requirement of Regulation S. Terms used in this paragraph and not otherwise defined in this Agreement have the meanings given to them by Regulation S.

                           (f) The Company has been advised by the NASD's PORTAL Market that the Notes and the Exchange Notes have been designated PORTAL-eligible securities in accordance with the rules and regulations of the NASD.

                           (g) The Company is not, and after giving effect to the Merger and the Offering and the application of the proceeds thereof as described under the heading "Use of Proceeds" in the Final Memorandum will not be, an "investment company" within the meaning of the Investment Company Act, without taking account of any exemption arising out of the number of holders of the Company's securities.

                           (h) The Company is subject to and in compliance with the reporting requirements of Section 13 or Section 15(d) of the Exchange Act. Each document filed or to be filed by the Company or Engle with the Commission prior to the Closing Date (as defined herein) pursuant to the Exchange Act or otherwise, complied as to form at the time of its filing with, or will comply as to form at the time of the filing thereof with, the requirements of the Exchange Act. The Information Statement on Form 14C filed with the Commission in connection with the Merger (the "Information Statement") did not at the time of its filing contain, and will not contain prior to the closing date of the Merger, any untrue statement of material fact and did not at the time of its filing omit, and will not prior to the closing date of the Merger omit, to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                           (i) None of the Company, Engle or any of the Guarantors has paid or agreed to pay to any person any compensation for soliciting another to purchase any securities of the Company (except as contemplated by this Agreement).

                           (j) None of the Company, Engle or any Guarantor has taken, directly or indirectly, any action designed to cause or which has constituted or which might reasonably be expected to cause or result, under the Exchange Act or otherwise, in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

                           (k) Each of the Company, Engle and their Subsidiaries has been duly organized, and is validly existing as a corporation, limited liability company or limited partnership in good standing under the laws of the jurisdiction in which it is incorporated or organized, with full corporate, limited liability company or limited partnership power and authority to own or lease, as the case may be, and to operate its properties and conduct its business as described in the Final Memorandum, and is duly qualified to do business as a foreign corporation, limited liability company or limited partnership and is in good standing under the laws of each jurisdiction which requires such qualification, except where the failure to be in good standing or duly qualified would not have a Material Adverse Effect. Except as set forth on Exhibit A hereto, the Company has no, and upon effectiveness of the Merger, will not have any, Subsidiaries other than the Guarantors.

                           (l) All the outstanding shares of capital stock of Engle and each Subsidiary of the Company and Engle have been duly and validly authorized and issued and are fully paid and nonassessable; all outstanding shares of capital stock and partnership interests of the Subsidiaries of the Company are owned by the Company either directly or through other wholly-owned Subsidiaries of the Company free and clear of any perfected security interest or any other security interests, claims, liens or encumbrances, except as disclosed in Schedule II hereto; and on the date of this Agreement, all outstanding shares of the capital stock and partnership interests of the Subsidiaries of Engle are owned by Engle either directly or through other wholly-owned Subsidiaries of Engle and upon effectiveness of the Merger, will be owned by the Company either directly or through other wholly-owned Subsidiaries of the Company, in each case free and clear of any perfected security interest or any other security interests, claims, liens or encumbrances, except as disclosed in Schedule II hereto.

                           (m) The statements in the Final Memorandum under the headings "Description of the Notes," "Exchange Offer; Registration Rights" and "United States Federal Income Tax Considerations" fairly summarize in all material respects the matters therein described.

                           (n) This Agreement has been duly authorized, executed and delivered by the Company and each of the Guarantors; the Indenture has been duly authorized and, assuming due authorization, execution and delivery thereof by the Trustee, when executed and delivered by the Company and each of the Guarantors, will constitute a legal, valid and binding instrument enforceable against the Company and each of the Guarantors in accordance with its terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, preference or other laws affecting creditors' rights generally from time to time in effect and to general principles of equity, regardless of whether enforcement is sought in a procedure at law or in equity); the Securities and the Exchange Securities have been duly authorized, and, when executed and, in the case of the Notes, authenticated, in accordance with the provisions of the Indenture and delivered to and paid for by the Initial Purchasers, and in the case of the Exchange Notes, authenticated, in accordance with the provisions of the Indenture and delivered to the holders of Notes in exchange therefor as contemplated by the Registration Rights Agreements, such Securities and Exchange Securities will have been duly executed and delivered by the Company and each of the Guarantors and will constitute legal, valid, binding and enforceable obligations of the Company and each of the Guarantors entitled to the benefits of the Indenture (subject, as to the enforcement of remedies, to applicable bankruptcy, insolvency, fraudulent conveyance, moratorium or other laws affecting creditors' rights generally from time to time in effect and to general principles of equity); and each of the Registration Rights Agreements and the Merger Agreement has been duly authorized and, when executed and delivered by the Company, will constitute the legal, valid, binding and enforceable instrument of the Company (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or other laws affecting creditors' rights generally from time to time in effect and to general principles of equity, regardless of whether enforcement is sought in a procedure at law or in equity).

                           (o) Each of the Company, Engle and the Guarantors has all requisite corporate, limited liability company or partnership power and authority, has taken all requisite corporate, limited liability company or partnership action, and has received and is in compliance with all governmental, judicial and other authorizations, approvals and orders necessary to enter into and perform this Agreement, the Indenture, the Registration Rights Agreements, the Securities, the Exchange Securities and the Merger Agreement, as applicable. No consent, approval, authorization, filing with or order of any court or governmental agency or body is required in connection with the transactions contemplated herein or in the Indenture, the Registration Rights Agreements or the Merger Agreement, except such as will be obtained under the Act and the Trust Indenture Act and such as may be required under the blue sky laws of any jurisdiction in connection with the purchase and distribution of the Securities by the Initial Purchasers in the manner contemplated herein and in the Final Memorandum and the Registration Rights Agreements and, in the case of the Merger Agreement, the filing of the Certificate of Merger for the Merger with the Secretary of State of the State of Delaware (which filing shall have been made on or prior to the Closing Date).

                           (p) Neither the execution and delivery of the Indenture, this Agreement, the Registration Rights Agreements or the Merger Agreement, nor the issue and sale of the Securities and the Exchange Securities, nor the consummation of any other of the transactions herein or therein contemplated, nor the fulfillment of the terms hereof or thereof will conflict with, result in a breach or violation or imposition of any lien, charge or encumbrance upon any property or asset of the Company, Engle or any of their Subsidiaries pursuant to, (i) the certificate of incorporation, by-laws or other organizational documents of the Company, Engle or any of their Subsidiaries; (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the

         Company, Engle or any of their Subsidiaries is a party or bound or to which its or their property is subject; or (iii) any statute, law, rule, regulation, judgment, order or decree applicable to the Company, Engle or any of their Subsidiaries of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company, Engle or any of their Subsidiaries or any of their properties.

                           (q) The consolidated historical financial statements of the Company and its consolidated Subsidiaries and Engle and its consolidated Subsidiaries included in the Final Memorandum present fairly in all material respects the financial condition, results of operations and cash flows of the Company as of the dates and for the periods indicated, comply as to form in all material respects with the applicable accounting requirements of the Act and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as otherwise noted therein). The selected financial data set forth under the captions "Newmark Selected Historical Consolidated Financial and Operating Data" and "Engle Selected Historical Consolidated Financial and Operating Data" in the Final Memorandum fairly present, on the basis stated in the Final Memorandum, the information included therein; the pro forma financial statements included in the Final Memorandum include assumptions that provide a reasonable basis for presenting the significant effects directly attributable to the transactions and events described therein, the related pro forma adjustments give appropriate effect to those assumptions, and the pro forma adjustments reflect the proper application of those adjustments to the historical financial statement amounts in the pro forma financial statements included in the Final Memorandum; the pro forma financial statements included in the Final Memorandum comply as to form in all material respects with the applicable accounting requirements of Regulation S-X under the Act; and the pro forma adjustments have been properly applied to the historical amounts in the compilation of those statements.

                           (r) No action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company, Engle or any of their Subsidiaries or their directors, officers or property is pending or, to the best knowledge of the Company, threatened that (i) would reasonably be expected to have an adverse effect on the performance of this Agreement, the Indenture, the Registration Rights Agreements or the Merger Agreement, or the consummation of any of the transactions contemplated hereby or thereby; or (ii) would reasonably be expected to have a Material Adverse Effect, whether or not arising from transactions in the ordinary course of business.

                           (s) Each of the Company, Engle and their Subsidiaries owns or leases all such properties as are necessary to the conduct of its operations as presently conducted, except where the failure to own or lease such properties would not have a Material Adverse Effect.

                           (t) Neither the Company, Engle nor any of their Subsidiaries is in violation or default of (i) any provision of its certificate of incorporation, bylaws or other organizational documents;
         (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which it is a party or bound or to which its property is subject; or (iii) any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over it or any of its properties, as applicable; except in the case of clauses (ii) or (iii) above, where such violation or default would not have a Material Adverse Effect.

                           (u) Ernst & Young LLP, who have certified certain financial statements of the Company and its consolidated Subsidiaries and Engle and its consolidated Subsidiaries and delivered their reports with respect to the audited consolidated financial statements and schedules included in the Final Memorandum, are independent public accountants with respect to each of the Company and Engle within the meaning of the Act and the applicable published rules and regulations thereunder; BDO Seidman, LLP who have certified certain financial statements of the Company and its consolidated Subsidiaries and delivered their report with respect to the audited consolidated financial statements and schedules included in the Final Memorandum, are independent public accountants with respect to the Company within the meaning of the Act and the applicable published rules and regulations thereunder.

                           (v) There are no stamp or other issuance or transfer taxes or duties or other similar fees or charges required to be paid in connection with the execution, delivery and performance of this Agreement or the Merger Agreement or the issuance or sale by the Company and the Guarantors of the Securities or the Exchange Securities.

                           (w) Each of the Company, Engle and their Subsidiaries has filed all foreign, federal, state and local tax returns that are required to be filed or has requested extensions thereof (except in any case in which the failure so to file would not have a Material Adverse Effect), and has paid all taxes required to be paid by it and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except for any such assessment, fine or penalty that is currently being contested in good faith or as would not have a Material Adverse Effect.

                           (x) No labor problem or dispute with the employees of the Company, Engle or any of their Subsidiaries exists or to the Company's best knowledge is threatened or imminent, and the Company is not aware of any existing or imminent labor disturbance by the employees of any of its, Engle's or their Subsidiaries' principal suppliers or contractors, that would have a Material Adverse Effect.

                           (y) (i) The Company, Engle and their Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are customary in the businesses in which they are engaged; (ii) all policies of insurance and fidelity or surety bonds insuring the Company, Engle or any of their Subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect; (iii) the Company, Engle and their Subsidiaries are in compliance with the terms of such policies and instruments in all material respects; (iv) there are no claims by the Company, Engle or their Subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; and (v) neither the Company, Engle nor any such Subsidiary has been refused any insurance coverage sought or applied for, except in the case of clauses (i) through (v) above as would not have a Material Adverse Effect. Neither the Company, Engle nor any such Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires, except where the Company, Engle or such Subsidiary can obtain similar coverage from insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect or the failure to so renew would not have a Material Adverse Effect.

                           (z) No Subsidiary of the Company is currently, or following the Merger will be, prohibited, directly or indirectly, from paying any dividends to the Company or any of its Subsidiaries, from making any other distribution on such Subsidiary's capital stock, from repaying to the Company or any of its Subsidiaries any loans or advances to such Subsidiary from the Company or such other Subsidiary or from transferring any of such Subsidiary's property or assets to the Company or any other Subsidiary of the Company, except as described in or contemplated by the Final Memorandum (exclusive of any amendment or supplement thereto).

                           (aa) The Company, Engle and their Subsidiaries possess all licenses, certificates, permits and other authorizations issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses, and neither the Company, Engle nor any such Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect.

                           (bb) The Company, Engle and each of their Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability;
         (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

                           (cc) The Company, Engle and their Subsidiaries are
         (i) in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants ("Environmental Laws"), (ii) have received and are in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) have not received notice of any actual or potential liability for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, except where such non-compliance with Environmental Laws, failure to receive required permits, licenses or other approvals, or liability would not, individually or in the aggregate, have a Material Adverse Effect. None of the

         Company, Engle or any of the Subsidiaries has been named as a "potentially responsible party" under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

                           (dd) In the ordinary course of its business, each of the Company and Engle periodically reviews the effect of Environmental Laws on its and its Subsidiaries' business, operations and properties, in the course of which it identifies and evaluates associated costs and liabilities (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws, or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties); on the basis of such review, the Company has reasonably concluded that such associated costs and liabilities would not, singly or in the aggregate, have a Material Adverse Effect.

                           (ee) Each of the Company, Engle and their Subsidiaries has fulfilled its obligations, if any, under the minimum funding standards of Section 302 of the United States Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the regulations and published interpretations thereunder with respect to each "plan" (as defined in Section 3(3) of ERISA and such regulations and published interpretations) in which employees of the Company, Engle and their Subsidiaries are eligible to participate and each such plan is in compliance in all material respects with the presently applicable provisions of ERISA and such regulations and published interpretations, except where the failure to fulfill such obligations would not have a Material Adverse Effect. None of the Company, Engle or their Subsidiaries has incurred any unpaid liability to the Pension Benefit Guaranty Corporation (other than for the payment of premiums in the ordinary course) or to any such plan under Title IV of ERISA, except for such liability as would not have a Material Adverse Effect.

                           (ff) Each of the relationships and transactions specified in Item 404 of Regulation S-K that would have been required to be described in a prospectus if the Offering had been registered under the Act have been so described in the Final Memorandum (exclusive of any amendment or supplement thereto).

                           (gg) Each of the Company, Engle and their Subsidiaries own, possess, license or have other rights to use, on reasonable terms, all patents, patent applications, trade and service marks, trade and service mark registrations, trade names, copyrights, licenses, inventions, trade secrets, technology, know-how and other intellectual property (collectively, the "Intellectual Property") necessary for the conduct of its business as now conducted or as proposed in the Final Memorandum to be conducted, except where the failure to own, possess, license or have other rights to use such Intellectual Property would not reasonably be expected to have a Material Adverse Effect. (i) There are no rights of third parties to any of the Intellectual Property (other than the rights of licensors in Intellectual Property that is licensed to the Company, Engle and their Subsidiaries); (ii) there is no material infringement by third parties of any of the Intellectual Property; (iii) there is no pending or, to the Company's knowledge, threatened action, suit, proceeding or claim by others challenging the Company's, Engle's or any of their Subsidiaries' rights in or to any of the Intellectual Property, and the Company is unaware of any facts which would form a reasonable basis for such claim; (iv) there is no pending or, to the Company's knowledge, threatened action, suit, proceeding or claim by others challenging the validity or scope of any of the Intellectual Property, and the Company is unaware of any facts which would form a reasonable basis for any such claim; (v) there is no pending or, to the Company's knowledge, threatened action, suit, proceeding or claim by others that the Company, Engle or any of their Subsidiaries infringes or otherwise violates any patent, trademark, copyright, trade secret or other proprietary rights of others, and the Company is unaware of any other fact which would form a reasonable basis for any such claim; and (vi) neither the Company, Engle nor any of their Subsidiaries owns, possesses, licenses or has other rights to use any patent or patent application.

                           (hh) The statements in the Final Memorandum under the headings "Risk Factors - Our business is subject to governmental regulations that increase the cost of our development and homebuilding projects and may adversely affect our business," "Business - Governmental Regulation and Environmental Matters" and "Business - Legal Proceedings" insofar as such statements summarize legal matters, agreements, documents or proceedings discussed therein, are accurate in all material respects and fair summaries of such legal matters, agreements, documents or proceedings.

                           (ii) Except as would not reasonably be expected to have a Material Adverse Effect, each of the Company, Engle and their Subsidiaries has: (i) good and indefeasible title in fee simple to all of their properties, including improvements thereon, free and clear of all liens, charges, encumbrances and restrictions; and (ii) possession under all material leases to which any of them is a party as lessee and each of which is valid and binding and no default exists thereunder. There are no pending or, to the knowledge of the Company, threatened condemnation proceedings, zoning changes or other similar proceedings or actions that would affect the size, use of, improvements on, construction on or access to any of the properties belonging to the Company, Engle or any of their Subsidiaries except for such condemnation proceedings, zoning changes or other similar proceedings or actions that would not have a Material Adverse Effect. Each of the properties, belonging to the Company, Engle or any of their Subsidiaries, complies with all applicable codes, laws and regulations (including without limitation, building and zoning laws) except for such failures to comply that would not reasonably be expected to have a Material Adverse Effect. No person has an option or right of first refusal to purchase all or any material part of any material property belonging to the Company, Engle or any of their Subsidiaries, or any interest therein, except as disclosed in Schedule II hereto.

                  Any certificate signed by any officer of the Company or Engle and delivered to the Representatives or counsel for the Initial Purchasers in connection with the offering of the Securities shall be deemed a representation and warranty by the Company, as to matters covered thereby, to each Initial Purchaser.

                  2. Purchase and Sale. Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company and the Guarantors agree to sell to each Initial Purchaser, and each Initial Purchaser agrees, severally and not jointly, to purchase from the Company and the Guarantors, at a purchase price of: (i) 98.000% of their principal amount in the case of the 2010 Notes; and (ii) 97.500 % of their principal amount in the case of the 2012 Notes, plus, in each case, accrued interest, if any, from June 25, 2002, to the Closing Date, the principal amount of Securities set forth opposite such Initial Purchaser's name in Schedule I hereto.

                  3. Delivery and Payment. Delivery of and payment for the Securities shall be made at 10:00 A.M., New York City time, on June 25, 2002, or at such time on such later date (not later than July 8, 2002) as the Representatives shall designate, which date and time may be postponed by agreement between the Representatives and the Company or as provided in Section 9 hereof (such date and time of delivery and payment for the Securities being herein called the "Closing Date"). The Securities shall be delivered in such names, forms and amounts as the Representatives shall specify and delivery shall be made to the Representatives for the respective accounts of the several Initial Purchasers against payment by the several Initial Purchasers through the Representatives of the purchase price thereof to or upon the order of the Company by wire transfer payable in same-day funds to the account specified by the Company. Delivery of the Securities shall be made through the facilities of The Depository Trust Company unless the Representatives shall otherwise instruct.

                  4. Representations, Warranties and Covenants of the Initial Purchasers. Each Initial Purchaser, severally and not jointly, represents and warrants to and agrees with the Company and the Guarantors that:

                           (a) It has not offered or sold, and will not offer or sell, any Securities except (i) to those it reasonably believes to be qualified institutional buyers (as defined in Rule 144A under the Act) and that, in connection with each such sale, it has taken or will take reasonable steps to ensure that the purchaser of such Securities is aware that such sale is being made in reliance on Rule 144A or (ii) in accordance with the restrictions set forth in Exhibit B hereto.

                           (b) Neither it nor any person acting on its behalf has made or will make offers or sales of the Securities in the United States by means of any form of general solicitation or general advertising (within the meaning of Regulation D) in the United States.

                  5. Agreements. The Company agrees with each Initial Purchaser that:

                           (a) The Company will furnish to each Initial
         Purchaser and to counsel for the Initial Purchasers, without charge, during the period referred to in paragraph (c) below, as many copies of the Final Memorandum and any amendments and supplements thereto as they may reasonably request.

                           (b) The Company will not amend or supplement the Final Memorandum, other than by filing documents under the Exchange Act that are incorporated by reference therein, without the prior written consent of the Representatives, which consent shall not be unreasonably withheld; provided, however, that, prior to the completion of the distribution of the Securities by the Initial Purchasers (as determined by the Initial Purchasers), the Company will not file any document under the Exchange Act that is incorporated by reference in the Final Memorandum unless, prior to such proposed filing, the Company has furnished the Representatives with a copy of such document for their review and the Representatives have not reasonably objected to the filing of such document in a timely fashion. The Company will promptly advise the Representatives when any document filed under the Exchange Act that is incorporated by reference in the Final Memorandum shall have been filed with the Commission.

                           (c) If at any time prior to the completion of the sale of the Securities by the Initial Purchasers (as determined by the Representatives), any event occurs as a result of which the Final Memorandum, as then amended or supplemented, would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it should be necessary to amend or supplement the Final Memorandum to comply with applicable law, the Company promptly (i) will notify the Representatives of any such event; (ii) subject to the requirements of paragraph (b) of this Section 5, will prepare an amendment or supplement that will correct such statement or omission or effect such compliance; and (iii) will supply any supplemented or amended Final Memorandum to the several Initial Purchasers and counsel for the Initial Purchasers without charge in such quantities as they may reasonably request.

                           (d) The Company will arrange, if necessary, for the qualification of the Securities for sale by the Initial Purchasers under the laws of such jurisdictions as the Initial Purchasers may designate and will maintain such qualifications in effect so long as required for the sale of the Securities; provided that in no event shall the Company be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action that would subject it to service of process in suits, other than those arising out of the offering or sale of the Securities, in any jurisdiction where it is not now so subject. The Company will promptly advise the Representatives of the receipt by the Company of any notification with respect to the suspension of the qualification of the Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose.

                           (e) The Company and the Guarantors will not, and will not permit any of its or their Affiliates to, resell any Securities that have been acquired by any of them.

                           (f) None of the Company, the Guarantors, any of its or their Affiliates, or any person acting on its or their behalf will, directly or indirectly, make offers or sales of any security, or solicit offers to buy any security, under circumstances that would require the registration of the Securities under the Act.

                           (g) None of the Company, the Guarantors, any of its or their Affiliates or any person acting on its or their behalf will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Securities in the United States.

                           (h) So long as any of the Securities are "restricted securities" within the meaning of Rule 144(a)(3) under the Act, the Company and the Guarantors will, during any period in which it is not subject to and in compliance with Section 13 or 15(d) of the Exchange Act or is not exempt from such reporting requirements pursuant to and in compliance with Rule 12g3-2(b) under the Exchange Act, provide to each holder of such restricted securities and to each prospective purchaser (as designated by such holder) of such restricted securities, upon the request of such holder or prospective purchaser, any information required to be provided by Rule 144A(d)(4) under the Act. Such information will not, at the date thereof, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. This covenant is intended to be for the benefit of the holders, and the prospective purchasers designated by such holders, from time to time of such restricted securities.

                           (i) None of the Company, the Guarantors, any of its or their Affiliates or any person acting on its or their behalf will engage in any directed selling efforts with respect to the Securities, and each of them will comply with the offering restrictions requirement of Regulation S. Terms used in this paragraph have the meanings given to them by Regulation S.

                           (j) The Company will cooperate with the
         Representatives and use its commercially reasonably best efforts to permit the Securities and the Exchange Securities to be eligible for clearance and settlement through The Depository Trust Company.

                           (k) None of the Company, the Guarantors or any of its or their Subsidiaries will, for a period of 60 days following the Execution Time, without the prior written consent of Salomon Smith Barney, offer, issue, sell, contract to offer, issue or sell, pledge, grant any other option to purchase, or otherwise dispose of, directly or indirectly, or announce the offering of, any debt securities issued or guaranteed by any of us, or enter into any agreement to do any of the foregoing.

                           (l) The Company will apply the net proceeds from the sale of the Notes as set forth under the heading "Use of Proceeds" in the Final Memorandum.

                           (m) Prior to the Closing Date, the Company shall have applied the proceeds from the sale of Westbrooke Acquisition Corp. as described under the heading "Pro Forma Combined Financial Statements" in the Final Memorandum.

                           (n) None of the Company, the Guarantors or any of their Affiliates will take, directly or indirectly, any action designed to or which has constituted or which might reasonably be expected to cause or result, under the Exchange Act or otherwise, in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

                           (o) The Company agrees to pay the costs and expenses (other than with respect to counsel for the Initial Purchasers) relating to the following matters: (i) the preparation of the Indenture and the Registration Rights Agreements, the issuance of the Securities and the Exchange Securities, and the fees of the Trustee; (ii) the preparation, printing or reproduction of the Preliminary Memorandum and Final Memorandum and each amendment or supplement to either of them; (iii) the printing (or reproduction) and delivery (including postage, air freight charges and charges for counting and packaging) of such copies of the Preliminary Memorandum and Final Memorandum, and all amendments or supplements to either of them, as may, in each case, be reasonably requested for use in connection with the offering and sale of the Securities; (iv) the preparation, printing, authentication, issuance and delivery of certificates for the Securities, including any stamp or transfer taxes in connection with the original issuance and sale of the Securities;
         (v) the printing (or reproduction) and delivery of this Agreement, any blue sky memorandum and all other agreements or documents printed (or reproduced) and delivered in connection with the offering of the Securities and the Exchange Securities; (vi) admitting the Notes and the Exchange Notes for trading in the PORTAL Market; (vii) the transportation and other expenses incurred by or on behalf of Company representatives in connection with presentations to prospective purchasers of the Securities; (viii) the fees and expenses of the Company's accountants and the fees and expenses of counsel (including local and special counsel) for the Company; and (ix) all other costs and expenses incident to the performance by the Company of its obligations hereunder.

                           (p) On the Closing Date, the Company shall cause each entity that issues a Guaranty in respect of the Notes which is not then a party to this Agreement to execute and deliver an instrument of accession, in form and substance reasonably satisfactory to the Initial Purchasers, joining such entity as a Guarantor under this Agreement.

                  6. Conditions to the Obligations of the Initial Purchasers. The obligations of the Initial Purchasers to purchase the Securities shall be subject to the accuracy of the representations and warranties on the part of the Company and the Guarantors contained herein at the Execution Time, the Closing Date, to the accuracy of the statements of the Company, Engle and the Guarantors made in any certificates pursuant to the provisions hereof, to the performance by the Company and the Guarantors of its or their obligations hereunder and to the following additional conditions:

                           (a) The Company shall have requested and caused Vinson & Elkins L.L.P., counsel for the Company and the Guarantors, to furnish to the Representatives its opinion (containing customary assumptions, qualifications, limitations and exceptions acceptable to the Initial Purchasers), dated the Closing Date, addressed to the Representatives and covering, in substance, the following matters:

                                    (i) the Company and each of its Subsidiaries
                  incorporated or organized in the States of Delaware or Texas immediately following effectiveness of the Merger (collectively, the "Texas and Delaware Subsidiaries") has been duly incorporated or formed, as the case may be, and is validly existing as a corporation, limited liability company or limited partnership in good standing under the laws of the jurisdiction in which it is incorporated or formed, as the case may be, with full corporate, limited liability company or limited partnership power and authority to own or lease, as the case may be, and to operate its properties and conduct its business as described in the Final Memorandum, and is duly qualified to do business as a foreign corporation, limited liability company or limited partnership and is in good standing under the laws of each jurisdiction in which (according to an officers' certificate to be provided by an officer of the Company and of each Texas and Delaware Subsidiary) it owns or leases any property or otherwise does business;

                                    (ii) all the outstanding shares of capital
                  stock of each of the Texas and Delaware Subsidiaries have been duly and validly authorized and issued and are fully paid and nonassessable, and, except as otherwise set forth in the Final Memorandum or as set forth in Schedule II, all outstanding shares of capital stock and partnership interests of such Texas and Delaware Subsidiary are owned by the Company either directly or through wholly-owned Subsidiaries free of any adverse claim (as such term is defined in Section 8-102(a)(1) of the applicable version of the Uniform Commercial Code);

                                    (iii) the Indenture has been duly
                  authorized, executed and delivered by the Company and the Guarantors that are Texas and Delaware Subsidiaries, and, assuming it has been duly authorized, executed and delivered by the other Guarantors and the other parties thereto, constitutes a legal, valid and binding instrument enforceable against the Company and the Guarantors in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, preference or other laws affecting creditors' rights generally from time to time in effect and to general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity); the issuance of the Securities has been duly and validly authorized by the Company and the Guarantors that are Texas and Delaware Subsidiaries and, when the Company and the Guarantors that are Texas and Delaware Subsidiaries have duly executed each global certificate representing the Securities and such Securities have been authenticated, in accordance with the provisions of the Indenture and delivered to and paid for by the Initial Purchasers under this Agreement, and assuming that the other Guarantors have duly and validly authorized the Guarantees, such Securities will constitute legal, valid, binding and enforceable obligations of the Company and the Guarantors entitled to the benefits of the Indenture (subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, preference or other laws affecting creditors' rights generally from time to time in effect and to general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity); the issuance of the Exchange Securities has been duly and validly authorized by the Company and the Guarantors that are Texas and Delaware Subsidiaries and, when the Company and the Guarantors that are Texas and Delaware Subsidiaries have duly executed each global certificate representing the Exchange Securities and such Exchange Securities have been authenticated, in accordance with the provisions of the Indenture and delivered to the holders of Notes in exchange therefor as contemplated by the Registration Rights Agreements, and assuming that the other Guarantors have duly and validly authorized the Guarantees, such Exchange Securities will constitute legal, valid, binding and enforceable obligations of the Company and the Guarantors entitled to the benefits of the Indenture (subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, preference or other laws affecting creditors' rights generally from time to time in effect and to general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity); each of the Registration Rights Agreements and the Merger Agreement has been duly authorized, executed and delivered by the Company and the Guarantors that are Texas and Delaware Subsidiaries parties thereto, and assuming the other Guarantors have duly authorized, executed and delivered the Registration Rights Agreements, constitutes the legal, valid, binding and enforceable instrument of the Company and the Guarantors parties thereto (subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, preference or other laws affecting creditors' rights generally from time to time in effect and to general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity, and except that rights to indemnity and contribution thereunder may be so limited by applicable law) and the statements set forth under the headings "Description of the Notes" and "Exchange Offer; Registration Rights" in the Final Memorandum, insofar as such statements purport to summarize certain provisions of the Securities, the Indenture and the Registration Rights Agreements, conform as to the legal matters in all material respects to the descriptions contained in the Final Memorandum;

                                    (iv) to the knowledge of such counsel, there
                  is no pending or threatened (in writing) action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries or its or their officers, directors or property of a character required to be disclosed in a registration statement on Form S-1 which is not adequately disclosed in the Final Memorandum, except in each case for such proceedings that, if the subject of an unfavorable decision, ruling or finding would not singly or in the aggregate, have a Material Adverse Effect;

                                    (v) the statements in the Final Memorandum
                  under the headings "United States Federal Income Tax Consequences" and "Business - Legal Proceedings" conform as to the legal matters in all material respects to the descriptions contained in the Final Memorandum;

                                    (vi) this Agreement has been duly
                  authorized, executed and delivered by the Company and the Guarantors that are Texas and Delaware Subsidiaries;

                                    (vii) the Company is not and, after giving
                  effect to the Merger and Offering and the application of the proceeds thereof as described in the Final Memorandum, will not be, an "investment company" as defined in the Investment Company Act without taking into account any exemption arising out of the number of holders of the Company's securities;

                                    (viii) the Company and the Guarantors that
                  are Texas and Delaware Subsidiaries have all requisite corporate, limited liability company or partnership power and authority, have taken all requisite corporate, limited liability company or partnership action, and have received and are in compliance with all Texas, Delaware or federal governmental, judicial and other authorizations, approvals and orders necessary to enter into and perform this Agreement, the Indenture, the Registration Rights Agreements, the Securities, the Exchange Securities and the Merger Agreement, to the extent parties thereto, and no consent, approval, authorization, filing with or order of any Delaware or Texas court or any Delaware or Texas governmental agency or body is required in connection with the transactions contemplated herein or in the Indenture, the Registration Rights Agreements or the Merger Agreement, except such as may be required under the Act and the Trust Indenture Act and such as may be required under the blue sky or securities laws of any jurisdiction in connection with the purchase and sale of the Securities by the Initial Purchasers in the manner contemplated in this Agreement and the Final Memorandum and the Registration Rights Agreements and such other approvals (specified in such opinion) as have been obtained and in the case of the Merger Agreement, the filing of the Certificate of Merger for the Merger with the Secretary of State of the State of Delaware (which filing shall have been made on or prior to the Closing Date);

                                    (ix) neither the execution and delivery of
                  the Indenture, this Agreement, the Registration Rights Agreements or the Merger Agreement, nor the issue and sale of the Securities or the Exchange Securities, nor the consummation of any other of the transactions herein or therein contemplated, nor the fulfillment of the terms hereof or thereof will conflict with or result in a breach or violation of or imposition of any lien, charge or encumbrance upon any property or asset of the Company, Engle or any of their Subsidiaries pursuant to, (i) the certificate of incorporation, by-laws or other organizational documents of the Company, Engle or any of their Subsidiaries, (ii) the terms of any material contract identified in Schedule III attached hereto, or (iii) any existing Delaware or Texas law, rule or regulation applicable to the Company, Engle or any of their Subsidiaries (excluding any securities or anti-fraud law, rule or regulation) or any judgment, order or decree applicable to the Company, Engle or any of their Subsidiaries of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company, Engle or any of their Subsidiaries or any of their properties to the extent that such judgment, order or decree is listed in officers' certificates from officers of the Company, Engle and their Subsidiaries or of which we are otherwise aware;

                                    (x) assuming the accuracy of the
                  representations and warranties and compliance with the covenants and agreements contained herein, no registration of the Securities under the Act, and no qualification of an indenture under the Trust Indenture Act, are required for the offer and sale to and by the Initial Purchasers of the Securities in the manner contemplated by this Agreement; the Indenture is in appropriate form for qualification under the Trust Indenture Act; and

                                    (xi) Engle shall have defeased or discharged
                  its 9 1/4% Senior Notes due 2008 in accordance with Section
                  8.02 of the indentures governing those notes.

                  Such counsel shall also advise you that they have participated in conferences with officers and other representatives of the Company, representatives of the independent public accountants of the Company, general counsel of the Company, representatives of the Initial Purchasers and counsel for the Initial Purchasers, at which conferences the Final Memorandum was discussed. Although such counsel has made certain additional inquiries and investigations in connection with the preparation of the Final Memorandum, they have not verified, are not passing on and do not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Final Memorandum or any documents incorporated by reference therein, except as set forth in paragraphs (iii) and (v) above, based on the foregoing, no information has come to their attention that has caused them to believe that the Final Memorandum, at its date and on the Closing Date (other than the financial statements and schedules and other financial data, in each case contained or incorporated by reference (including the notes thereto and auditors' report thereon) therein, as to which they do not express any comment or belief) contained or contains an untrue statement of a material fact or omitted or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  In rendering such opinion, such counsel may rely (A) as to matters involving the application of laws of any jurisdiction other than the corporate laws of the State of Delaware, the State of New York, the State of Texas or the Federal laws of the United States, to the extent they deem proper and specified in such opinion, upon the opinion of other counsel of good standing whom they believe to be reliable, who are satisfactory to counsel for the Initial Purchasers and upon whom the Initial Purchasers can rely; and (B) as to matters of fact, to the extent they deem proper, on certificates of responsible officers of the Company and public officials. References to the Final Memorandum in this Section 6(a) include any amendment or supplement thereto at the Closing Date.

                           (b) The Company shall have requested and caused one or more special counsel for the Company and the Guarantors, reasonably acceptable to the Initial Purchasers, to furnish to the Representatives its or their opinion (containing customary assumptions, qualifications, limitations and exceptions acceptable to the Initial Purchasers), dated the Closing Date and addressed to the Representatives, and covering, in substance, the following matters:

                                    (i) Each of the Company's Subsidiaries
                  incorporated or organized in the States of Arizona, Colorado, Florida, Georgia and Nevada immediately following effectiveness of the Merger (collectively, the "Specified Subsidiaries") has been duly incorporated or formed, as the case may be, and is validly existing as a corporation, limited liability company or limited partnership in good standing under the laws of the jurisdiction in which it is incorporated or formed, as the case may be, with full corporate, limited liability company or limited partnership power and authority to own or lease, as the case may be, and to operate its properties and conduct its business as described in the Final

                  Memorandum, and is duly qualified to do business as a foreign corporation, limited liability company or limited partnership and is in good standing under the laws of each jurisdiction (according to an officers' certificate to be provided by an officer of the Company and of each Specified Subsidiary) it owns or leases any property or otherwise does business;

                                    (ii) all the outstanding shares of capital
                  stock of each of the Specified Subsidiaries have been duly and validly authorized and issued and are fully paid and nonassessable, and, except as otherwise set forth in the Final Memorandum, all outstanding shares of capital stock and partnership interests of such Specified Subsidiary are owned by the Company either directly or through wholly-owned Subsidiaries free of any adverse claim (as such term is defined in Section 8-102(a)(1) of the applicable version of the Uniform Commercial Code);

                                    (iii) the Indenture has been duly
                  authorized, executed and delivered by the Guarantors that are Specified Subsidiaries; the issuance of the Securities has been duly and validly authorized by the Guarantors that are Specified Subsidiaries; the issuance of the Exchange Securities has been duly and validly authorized by the Company and the Guarantors that are Specified Subsidiaries; and each of the Registration Rights Agreements and the Merger Agreement has been duly authorized, executed and delivered by the Guarantors that are Specified Subsidiaries parties thereto;

                                    (iv) this Agreement has been duly
                  authorized, executed and delivered by the Guarantors that are Specified Subsidiaries;

                                    (v) the Company and the Guarantors that are
                  Specified Subsidiaries have all requisite corporate, limited liability company or partnership power and authority, have taken all requisite corporate, limited liability company or partnership action, and have received and are in compliance with all Arizona, Colorado, Florida, Georgia or Nevada governmental, judicial and other authorizations, approvals and orders necessary to enter into and perform this Agreement, the Indenture, the Registration Rights Agreements, the Securities, the Exchange Securities and the Merger Agreement, to the extent parties thereto, and no consent, approval, authorization, filing with or order of any Arizona, Colorado, Florida, Georgia or Nevada court or any Arizona, Colorado, Florida, Georgia or Nevada governmental agency or body is required in connection with the transactions contemplated herein or in the Indenture, the Registration Rights Agreements or the Merger Agreement except such as may be required under the blue sky or securities laws of the States of Arizona, Colorado, Florida, Georgia or Nevada in connection with the purchase and sale of the Securities by the Initial Purchasers in the manner contemplated in this Agreement and the Final Memorandum and the Registration Rights Agreements; and

                                    (vi) neither the execution and delivery of
                  the Indenture, this Agreement, the Registration Rights Agreements or the Merger Agreement, nor the issue and sale of the Securities or the Exchange Securities, nor the consummation of any other of the transactions herein or therein contemplated, nor the fulfillment of the terms hereof or thereof will conflict with or result in a breach or violation of or imposition of any lien, charge or encumbrance upon any property or asset of the Specified Subsidiaries pursuant to any existing Arizona, Colorado, Florida, Georgia or Nevada law, rule or regulation applicable to the Specified Subsidiaries (excluding any securities or anti-fraud law, rule or regulation).

                  In rendering such opinion, such counsel may rely (A) as to matters involving the application of laws of any jurisdiction other than the corporate laws of the State of Arizona, the State of Colorado, the State of Florida, the State of Georgia, the State of Nevada or the Federal laws of the United States, to the extent they deem proper and specified in such opinion, upon the opinion of other counsel of good standing whom they believe to be reliable, who are satisfactory to counsel for the Initial Purchasers and upon whom the Initial Purchasers can rely; and (B) as to matters of fact, to the extent they deem proper, on certificates of responsible officers of the Company and public officials. References to the Final Memorandum in this Section 6(b) include any amendment or supplement thereto at the Closing Date.

                           (c) The Representatives shall have received from Weil, Gotshal & Manges LLP, counsel for the Initial Purchasers, such opinion or opinions, dated the Closing Date and addressed to the Representatives, with respect to the issuance and sale of the Securities, the Exchange Securities, the Indenture, the Registration Rights Agreements, the Final Memorandum (as amended or supplemented at the Closing Date) and other related matters as the Representatives may reasonably require, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

                           (d) The Company and each Guarantor shall have furnished to the Representatives a certificate of the Company and each Guarantor, signed by the Vice President - Finance and Administration and Secretary of the Company and each Guarantor, dated the Closing Date, to the effect that the signers of such certificate have carefully examined the Final Memorandum, any amendment or supplement to the Final Memorandum and this Agreement and that:

                                    (i) the representations and warranties of
                  the Company and the Guarantors in this Agreement are true and correct on and as of the Closing Date with the same effect as if made on the Closing Date, and the Company and the Guarantors have complied with all the agreements and satisfied all the conditions on their part to be performed or satisfied hereunder at or prior to the Closing Date; and

                                    (ii) since the date of the most recent
                  financial statements of the Company and Engle included in the Final Memorandum (exclusive of any amendment or supplement thereto), there has been no material adverse change in the condition (financial or otherwise), prospects, earnings, business or properties of the Company, Engle and their Subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated by the Final Memorandum (exclusive of any amendment or supplement thereto).

                           (e) At the Execution Time and at the Closing Date, the Company shall have requested and caused Ernst & Young LLP to furnish to the Representatives letters, dated respectively as of the Execution Time and as of the Closing Date, in form and substance satisfactory to the Representatives, confirming that they are independent accountants within the meaning of the Act and the Exchange Act and the respective applicable rules and regulations adopted by the Commission thereunder, that they have performed a review of the unaudited interim financial information of each of the Company and its consolidated Subsidiaries and Engle and its consolidated Subsidiaries for the three-month period ended March 31, 2002 and as of March 31, 2002 in accordance with Statement on Auditing Standards No. 71, and stating in effect that:

                                    (i) in their opinion the audited financial
                  statements and financial statement schedules and pro forma financial statements included or incorporated by reference in the Final Memorandum and reported on by them comply as to form in all material respects with the applicable accounting requirements of the Exchange Act and the related rules and regulations adopted by the Commission thereunder;

                                    (ii) on the basis of a reading of the latest
                  unaudited financial statements made available by the Company and its Subsidiaries; their limited review in accordance with the standards established under Statement on Auditing Standards No. 71, of the unaudited interim financial information for the three-month period ended March 31, 2002, and as at March 31, 2002; carrying out certain specified procedures (but not an examination in accordance with generally accepted auditing standards) which would not necessarily reveal matters of significance with respect to the comments set forth in such letter; a reading of the minutes of the meetings of the stockholders, directors and the audit, compensation and nominating committees of the Company and its Subsidiaries and Engle and its Subsidiaries; and inquiries of certain officials of the Company and Engle who have responsibility for financial and accounting matters of the Company and its Subsidiaries and Engle and its Subsidiaries as to transactions and events subsequent to December 31, 2001, nothing came to their attention which caused them to believe that:

                                             (1) any unaudited financial
                           statements included or incorporated by reference in the Final Memorandum do not comply as to form in all material respects with applicable accounting requirements and with the related rules and regulations of the Commission with respect to financial statements included; and said unaudited financial statements are not in conformity with generally accepted accounting principles applied on a basis substantially consistent with that of the audited financial statements included or incorporated by reference in the Final Memorandum; or

                                             (2) with respect to the period
                           subsequent to March 31, 2002, there were any changes, at a specified date not more than five days prior to the date of the letter, in the long-term debt of the Company and its Subsidiaries or capital stock of the Company or decreases in the total stockholders' equity of the Company as compared with the amounts shown on the March 31, 2002, consolidated balance sheet included or incorporated by reference in the Final Memorandum, or for the period from April 1, 2002 to such specified date there were any decreases, as compared with the corresponding period in the preceding quarter, in operating revenues or earnings before income taxes or in total or per share amounts of net earnings of the Company and its Subsidiaries, except in all instances for changes or decreases set forth in such letter, in which case the letter shall be accompanied by an explanation by the Company as to the significance thereof unless said explanation is not deemed necessary by the Representatives; or

                                             (3) with respect to the period
                           subsequent to March 31, 2002, there were any changes, at a specified date not more than five days prior to the date of the letter, in the long-term debt of Engle and its Subsidiaries or capital stock of Engle or decreases in the total stockholders' equity of Engle as compared with the amounts shown on the March 31, 2002, consolidated balance sheet included or incorporated by reference in the Final Memorandum, or for the period from April 1, 2002 to such specified date there were any decreases, as compared with the corresponding period in the preceding quarter, in operating revenues or earnings before income taxes or in total or per share amounts of net earnings of Engle and its Subsidiaries, except in all instances for changes or decreases set forth in such letter, in which case the letter shall be accompanied by an explanation by Engle as to the significance thereof unless said explanation is not deemed necessary by the Representatives; or

                                    (iii) they have performed certain other
                  specified procedures as a result of which they determined that certain information of an accounting, financial or statistical nature (which is limited to accounting, financial or statistical information derived from the general accounting records of the Company, Engle and their Subsidiaries) set forth in the Final Memorandum, including the information set forth under the captions "Newmark Selected Consolidated Financial and Operating Data" and "Engle Selected Consolidated Financial and Operating Data" in the Final Memorandum and the information included in "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Final Memorandum, and the information included or incorporated by reference in the Company's and Engle's Annual Report on Form 10-K, incorporated by reference in the Final Memorandum, and the information included or incorporated by reference in the Company's and Engle's Quarterly Reports on Form 10-Q, incorporated by reference in the Final Memorandum, agrees with the accounting records of the Company and its

                  Subsidiaries or Engle and its Subsidiaries, as the case may be, excluding any questions of legal interpretation.

                  References to the Final Memorandum in this Section 6(e) include any amendment or supplement thereto at the date of the applicable letter.

                           (f) At the Execution Time and at the Closing Date, the Company shall have requested and caused BDO Seidman, LLP to furnish to the Representatives letters, dated respectively as of the Execution Time and as of the Closing Date, in form and substance satisfactory to the Representatives, confirming that they are independent accountants within the meaning of the Act and the Exchange Act and the respective applicable rules and regulations adopted by the Commission thereunder, stating in effect that:

                                    (i) they have performed certain specified
                  procedures as a result of which they determined that certain information of an accounting, financial or statistical nature (which is limited to accounting, financial or statistical information derived from the general accounting records of the Company and its Subsidiaries) set forth in the Final Memorandum, including certain information included or incorporated by reference in the Company's and Engle's Annual Report on Form 10-K, incorporated by reference in the Final Memorandum, agrees with the accounting records of the Company and its Subsidiaries or Engle and its Subsidiaries, as the case may be, excluding any questions of legal interpretation; and

                                    (ii) they have performed certain other
                  specified procedures as a result of which they determined that certain information of an accounting, financial or statistical nature (which is limited to accounting, financial or statistical information derived from the general accounting records of the Company, Engle and their Subsidiaries) set forth in the Final Memorandum, including the information set forth under the captions "Newmark Selected Consolidated Financial and Operating Data" and "Engle Selected Consolidated Financial and Operating Data" in the Final Memorandum and the information included in "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Final Memorandum, and the information included or incorporated by reference in the Company's and Engle's Annual Report on Form 10-K, incorporated by reference in the Final Memorandum, agrees with the accounting records of the Company and its Subsidiaries or Engle and its Subsidiaries, as the case may be, excluding any questions of legal interpretation.

                  References to the Final Memorandum in this Section 6(f) include any amendment or supplement thereto at the date of the applicable letter

                           (g) Subsequent to the Execution Time or, if earlier, the dates as of which information is given in the Final Memorandum (exclusive of any amendment or supplement thereto), there shall not have been (i) any change, decrease or increase specified in the letter or letters referred to in paragraphs (e) and (f) of this Section 6; or

         (ii) any change, or any development involving a prospective change, in or affecting the condition (financial or otherwise), prospects, earnings, business or properties of (A) the Company and its Subsidiaries prior to the Merger, taken as a whole, (B) Engle, and its Subsidiaries prior to the Merger, taken as a whole, or (C) the Company and its Subsidiaries following the Merger, taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Final Memorandum (exclusive of any amendment or supplement thereto) the effect of which, in any case referred to in clause (i) or (ii) above, is, in the sole judgment of the Representatives, so material and adverse as to make it impractical or inadvisable to market the Securities as contemplated by the Final Memorandum (exclusive of any amendment or supplement thereto).

                           (h) The Notes and the Exchange Notes shall have been designated as PORTAL-eligible securities in accordance with the rules and regulations of the NASD, and the Notes and the Exchange Notes shall be eligible for clearance and settlement through The Depositary Trust Company.

                           (i) Subsequent to the Execution Time, there shall not have been any decrease in the rating of any of the Company's debt securities (including the Securities and the Exchange Securities) by any "nationally recognized statistical rating organization" (as defined for purposes of Rule 436(g) under the Act) or any notice given of any intended or potential decrease in any such rating or of a possible change in any such rating that does not indicate the direction of the possible change.

                           (j) Prior to the Closing Date, the Company shall have furnished to the Representatives such further information, certificates and documents as the Representatives may reasonably request.

                           (k) The Merger Agreement shall be in full force and effect; all conditions to the Merger shall have been satisfied without waiver; and the Merger shall be consummated concurrently with the closing of the Offering.

                           (l) The documents relating to the New Credit Facility shall be in full force and effect; all conditions to funding under the New Credit Facility shall have been satisfied without waiver.

                           (m) Engle Homes, Inc. shall deposit concurrently with the closing of the Offering sufficient money or U.S. government securities to defease or discharge its 9 1/4% Senior Notes due 2008 in accordance with the indenture for those notes and all conditions for such defeasance shall have satisfied.

                  If any of the conditions specified in this Section 6 shall not have been fulfilled in all material respects when and as provided in this Agreement, or if any of the opinions and certificates mentioned above or elsewhere in this Agreement shall not be in all material respects reasonably satisfactory in form and substance to the Representatives and counsel for the Initial Purchasers, this Agreement and all obligations of the Initial Purchasers hereunder may be cancelled at, or at any time prior to, the Closing Date by the Representatives. Notice of such cancellation shall be given to the Company in writing or by telephone or facsimile confirmed in writing.

                  The documents required to be delivered by this Section 6 shall be delivered at the office of counsel for the Initial Purchasers, c/o Vinson & Elkins L.L.P., 666 Fifth Avenue, New York, New York 10153, on the Closing Date.

                  7. Reimbursement of Expenses. If the sale of the Securities provided for herein is not consummated because any condition to the obligations of the Initial Purchasers set forth in Section 6 hereof is not satisfied, because of any termination pursuant to Section 10(i) hereof or because of any refusal, inability or failure on the part of the Company or any Guarantor to perform any agreement herein or comply with any provision hereof other than by reason of a default by any of the Initial Purchasers, the Company will reimburse the Initial Purchasers severally through Salomon Smith Barney on demand for all out-of-pocket expenses (including reasonable fees and disbursements of counsel) that shall have been incurred by them in connection with the proposed purchase and sale of the Securities.

                  8. Indemnification and Contribution.

                           (a) The Company and the Guarantors, jointly and severally, agree to indemnify and hold harmless each Initial Purchaser, the directors, officers, employees and agents of each Initial Purchaser and each person who controls any Initial Purchaser within the meaning of either the Act or the Exchange Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Act, the Exchange Act or other Federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Memorandum, the Final Memorandum (or in any supplement or amendment thereto) or any information provided by the Company or any Guarantor to any holder or prospective purchaser of Securities pursuant to Section 5(h), or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company and the Guarantors will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made in the Preliminary Memorandum or the Final Memorandum, or in any amendment thereof or supplement thereto, in reliance upon and in conformity with written information furnished to the Company by or on behalf of any Initial Purchasers through the Representatives specifically for inclusion therein. This indemnity agreement will be in addition to any liability which the Company and the Guarantors may otherwise have.

                           (b) Each Initial Purchaser severally and not jointly agrees to indemnify and hold harmless the Company, the Guarantors, each of its or their directors, each of its or their officers, and each person who controls the Company or any Guarantor within the meaning of either the Act or the Exchange Act, to the same extent as the foregoing indemnity from the Company and the Guarantors to each Initial Purchaser, but only with reference to written information relating to such Initial Purchaser furnished to the Company and the Guarantors by or on behalf of such Initial Purchaser through the Representatives specifically for inclusion in the Preliminary Memorandum or the Final Memorandum (or in any amendment or supplement thereto). This indemnity agreement will be in addition to any liability which any Initial Purchaser may otherwise have. The Company and the Guarantors acknowledge that the statements set forth in the last paragraph of the cover page regarding the delivery of the Securities and, under the heading "Plan of Distribution," the paragraph related to over-allotment, covering and stabilization transactions in the Preliminary Memorandum and the Final Memorandum, constitute the only information furnished in writing by or on behalf of the Initial Purchasers for inclusion in the Preliminary Memorandum or the Final Memorandum (or in any amendment or supplement thereto).

                           (c) Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses; and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above. The indemnifying party shall be entitled to appoint counsel of the indemnifying party's choice at the indemnifying party's expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be satisfactory to the indemnified party. Notwithstanding the indemnifying party's election to appoint counsel to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest; (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party; (iii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action; or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. An indemnifying party will not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding. An indemnifying party shall not be liable under this Section 8 to any indemnified party regarding any settlement or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent is consented to by such indemnifying party, which consent shall not be unreasonably withheld.

                           (d) In the event that the indemnity provided in paragraph (a) or (b) of this Section 8 is unavailable to or insufficient to hold harmless an indemnified party for any reason, the Company, the Guarantors and the Initial Purchasers agree to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending same) (collectively "Losses") to which the Company or any Guarantor, and one or more of the Initial Purchasers may be subject in such proportion as is appropriate to reflect the relative benefits received by the Company and the Guarantors on the one hand and by the Initial Purchasers on the other from the offering of the Securities; provided, however, that in no case shall any Initial Purchaser (except as may be provided in any agreement among the Initial Purchasers relating to the offering of the Securities) be responsible for any amount in excess of the purchase discount or commission applicable to the Securities purchased by such Initial Purchaser hereunder. If the allocation provided by the immediately preceding sentence is unavailable for any reason, the Company, the Guarantors and the Initial Purchasers shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company and the Guarantors on the one hand and of the Initial Purchasers on the other in connection with the statements or omissions which resulted in such Losses, as well as any other relevant equitable considerations. Benefits received by the Company and the Guarantors shall be deemed to be equal to the total net proceeds from the offering (before deducting expenses) received by the Company, and benefits received by the Initial Purchasers shall be deemed to be equal to the total purchase discounts and commissions in each case set forth on the cover page of the Final Memorandum. Relative fault shall be determined by reference to, among other things, whether any untrue or any alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information provided by the Company or a Guarantor on the one hand or the Initial Purchasers on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The Company, the Guarantors and the Initial Purchasers agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation which does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this paragraph (d), no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 8, each person who controls an Initial Purchaser within the meaning of either the Act or the Exchange Act and each director, officer, employee and agent of an Initial Purchaser shall have the same rights to contribution as such Initial Purchaser, and each person who controls the Company or a Guarantor within the meaning of either the Act or the Exchange Act and each officer and director of the Company and any Guarantor shall have the same rights to contribution as the Company and the Guarantors, subject in each case to the applicable terms and conditions of this paragraph (d).

                  9. Default by an Initial Purchaser. If any one or more Initial Purchasers shall fail to purchase and pay for any of the Securities agreed to be purchased by such Initial Purchaser hereunder and such failure to purchase shall constitute a default in the performance of its or their obligations under this Agreement, the remaining Initial Purchasers shall be obligated severally to take up and pay for (in the respective proportions which the amount of Securities set forth opposite their names in Schedule I hereto bears to the aggregate amount of Securities set forth opposite the names of all the remaining Initial Purchasers) the Securities which the defaulting Initial Purchaser or Initial Purchasers agreed but failed to purchase; provided, however, that in the event that the aggregate amount of Securities which the defaulting Initial Purchaser or Initial Purchasers agreed but failed to purchase shall exceed 10% of the aggregate amount of Securities set forth in Schedule I hereto, the remaining Initial Purchasers shall have the right to purchase all, but shall not be under any obligation to purchase any, of the Securities, and if such nondefaulting Initial Purchasers do not purchase all the Securities, this Agreement will terminate without liability to any nondefaulting Initial Purchaser or the Company or the Guarantors. In the event of a default by any Initial Purchaser as set forth in this Section 9, the Closing Date shall be postponed for such period, not exceeding five Business Days, as the Representatives shall determine in order that the required changes in the Final Memorandum or in any other documents or arrangements may be effected. Nothing contained in this Agreement shall relieve any defaulting Initial Purchaser of its liability, if any, to the Company, the Guarantors or any nondefaulting Initial Purchaser for damages occasioned by its default hereunder.

                  10. Termination. This Agreement shall be subject to termination in the absolute discretion of the Representatives, by notice given to the Company prior to delivery of and payment for the Securities, if at any time prior to such time (i) trading in the Company's Common Stock shall have been suspended by the Commission or the Nasdaq National Market; (ii) trading in securities generally on the New York Stock Exchange or the Nasdaq National Market shall have been suspended or limited or minimum prices shall have been established on such Exchange or on the Nasdaq National Market; (iii) a banking moratorium shall have been declared either by Federal or New York State authorities; or (iv) there shall have occurred any outbreak or escalation of hostilities, declaration by the United States of a national emergency or war or other calamity or crisis the effect of which on financial markets is such as to make it, in the sole judgment of the Representatives, impracticable or inadvisable to proceed with the offering or delivery of the Securities as contemplated by the Final Memorandum (exclusive of any amendment or supplement thereto).

                  11. Representations and Indemnities to Survive. The respective agreements, representations, warranties, indemnities and other statements of the Company, the Guarantors or its or their officers and of the Initial Purchasers set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of the Initial Purchasers, the Company, the Guarantors or any of the officers, directors, employees, agents or controlling persons referred to in
Section 8 hereof, and will survive delivery of and payment for the Securities. The provisions of Sections 7 and 8 hereof shall survive the termination or cancellation of this Agreement.

                  12. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to the Representatives, will be mailed, delivered or telefaxed to the Salomon Smith Barney General Counsel (fax no.: (212) 816-7912) and confirmed to the General Counsel, Salomon Smith Barney, at 388 Greenwich Street, New York, New York, 10013, Attention: General Counsel; or, if sent to the Company or any Guarantor, will be mailed, delivered or telefaxed to 281-243-0116 and confirmed to it at 1200 Soldiers Field Drive, Suite 200, Sugar Land, Texas 77479, attention of the General Counsel.

                  13. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers, directors, employees, agents and controlling persons referred to in
Section 8 hereof, and, except as expressly set forth in Section 5(h) hereof, no other person will have any right or obligation hereunder.

                  14. Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York.

                  15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

                  16. Headings. The section headings used herein are for convenience only and shall not affect the construction hereof.

                  17. Definitions. The terms which follow, when used in this Agreement, shall have the meanings indicated.

                  "Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

                  "Affiliate" shall have the meaning specified in Rule 501(b) of Regulation D.

                  "Business Day" shall mean any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in The City of New York.

                  "Capital Stock" means, with respect to any Person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such Person, including preferred stock, but excluding any debt security convertible or exchangeable into such equity interest.

                  "Commission" shall mean the Securities and Exchange
Commission.

                  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

                  "Execution Time" shall mean the date and time that this Agreement is executed and delivered by the parties hereto.

                  "Investment Company Act" shall mean the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission promulgated thereunder.

                  "Material Adverse Effect" means a material adverse effect on the condition (financial or otherwise), prospects, earnings, business or properties of the Company and its Subsidiaries (including Engle) following the Merger, taken as a whole.

                  "Merger Agreement" the Agreement and Plan of Merger dated April 5, 2002 between the Company, Engle and Technical Olympic USA, Inc.

                  "NASD" shall mean the National Association of Securities Dealers, Inc.

                  "Person" shall mean any individual, corporation, company (including any limited liability company), association, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

                  "Regulation D" shall mean Regulation D under the Act.

                  "Regulation S" shall mean Regulation S under the Act.

                  "Salomon Smith Barney" shall mean Salomon Smith Barney Inc.

                  "Subsidiary" shall mean in respect of any Person, any corporation, company (including any limited liability company), association, partnership, joint venture, trust, unincorporated organization or other business entity of which a majority of the total voting power of all classes of Capital Stock of then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof, is at the time owned or controlled, directly or indirectly, by:

                  (a) such Person,

                  (b) such Person and one or more Subsidiaries of such Person, or

                  (c) one or more Subsidiaries of such Person.

                  "Trust Indenture Act" shall mean the Trust Indenture Act of 1939, as amended, and the rules and regulations of the Commission promulgated thereunder.

                  If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this Agreement and your acceptance shall represent a binding agreement among the Company, the Guarantors and the several Initial Purchasers.

                                 Very truly yours,



                                 NEWMARK HOMES CORP.



                                 By: /s/ TOMMY L. McADEN
                                     ------------------------------------------
                                     Name:   Tommy L. McAden
                                     Title:  Vice President - Finance and
                                             Administration and Chief Financial
                                             Officer





The foregoing Agreement is hereby
confirmed and accepted as of the
date first above written.

SALOMON SMITH BARNEY INC.
DEUTSCHE BANK SECURITIES INC.
FLEET SECURITIES, INC.


By: SALOMON SMITH BARNEY INC.


By: /s/ STEPHEN CUNNINGHAM
   ----------------------------
    Name: Stephen Cunningham
    Title: Director


For themselves and the other several Initial
Purchasers named in Schedule I to
the foregoing Agreement.

                                  SUBSIDIARY GUARANTORS:

                                  ADLER REALTY CO.
                                  ADRO CONST., INC.
                                  NEWMARK FINANCE AFFILIATE, LTD.
                                  NEWMARK FINANCE CORPORATION
                                  NEWMARK HOME CORPORATION
                                  NEWMARK HOMES BUSINESS TRUST
                                  NEWMARK HOMES L.P.
                                  NEWMARK HOMES PURCHASING, L.P.
                                  NHC HOMES, INC.
                                  NMH INVESTMENTS, INC.
                                  PACIFIC UNITED DEVELOPMENT CORP.
                                  PACIFIC UNITED L.P.
                                  PUDC, INC.
                                  TAP ACQUISITION CO.
                                  THE ADLER COMPANIES, INC.
                                  BANYAN TRAILS, INC.
                                  ENGLE HOMES DELAWARE, INC.
                                  ENGLE HOMES FINANCING, INC.
                                  ENGLE HOMES REALTY, INC.
                                  ENGLE HOMES, INC.
                                  ENGLE HOMES/ARIZONA CONSTRUCTION, INC.
                                  ENGLE HOMES/ARIZONA, INC.
                                  ENGLE HOMES/ATLANTA, INC.
                                  ENGLE HOMES/BROWARD, INC.
                                  ENGLE HOMES/COLORADO, INC.
                                  ENGLE HOMES/GEORGIA, INC.
                                  ENGLE HOMES/GULF COAST, INC.
                                  ENGLE HOMES/JACKSONVILLE, INC.
                                  ENGLE HOMES/LAKE BERNADETTE, INC.
                                  ENGLE HOMES/NORTH CAROLINA, INC.
                                  ENGLE HOMES/ORLANDO, INC.
                                  ENGLE HOMES/PALM BEACH, INC.
                                  ENGLE HOMES/PEMBROKE, INC.
                                  ENGLE HOMES/SOUTHWEST FLORIDA, INC.
                                  ENGLE HOMES/TEXAS, INC.
                                  ENGLE HOMES/VIRGINIA, INC.
                                  GREENLEAF HOMES, INC.
                                  PEMBROKE FALLS REALTY, INC.
                                  PREFERRED BUILDERS REALTY, INC.
                                  PREFERRED HOME MORTGAGE COMPANY
                                  PRESTIGE ABSTRACT & TITLE, LLC
                                  PROFESSIONAL ADVANTAGE TITLE, LTD.
                                  ST. TROPEZ AT BOCA GOLF, INC.
                                  SILVERLAKE INTERESTS, L.C.
                                  TECHNICAL MORTGAGE, L.P.
                                  TM INVESTMENTS, L.L.C.
                                  UNIVERSAL LAND TITLE, INC.
                                  UNIVERSAL LAND TITLE AGENCY, INC.
                                  UNIVERSAL LAND TITLE INVESTMENT #1, L.L.C.
                                  UNIVERSAL LAND TITLE INVESTMENT #2, L.L.C.
                                  UNIVERSAL LAND TITLE INVESTMENT #3, L.L.C.
                                  UNIVERSAL LAND TITLE INVESTMENT #4, L.L.C.
                                  UNIVERSAL LAND TITLE OF SOUTH FLORIDA, LTD.
                                  UNIVERSAL LAND TITLE OF TEXAS, INC.
                                  UNIVERSAL LAND TITLE OF THE PALM BEACHES, LTD. UNIVERSAL LAND TITLE OF VIRGINIA, INC.



                                  By:          /s/ Tommy L. McAden
                                     -------------------------------------------
                                       Name:   Tommy L. McAden
                                       Title:  Vice President - Finance and
                                               Administration

                                   SCHEDULE I



                                                   Principal Amount Of            Principal Amount Of
                                                       2010 Notes                     2012 Notes
                      Initial Purchasers            To Be Purchased                To Be Purchased
                      ------------------           -------------------            -------------------

Salomon Smith Barney Inc.......................      $  122,000,000                  $  91,500,000
Deutsche Bank Securities Inc...................          58,000,000                     43,500,000
Fleet Securities, Inc..........................          20,000,000                     15,000,000
                                                     --------------                  -------------
         Total.................................      $  200,000,000                   $150,000,000

                                   SCHEDULE II



                  The Company does not own all of the outstanding shares of capital stock or partnership interests of the following Subsidiaries of the Company and Engle:


         McKay Landing, L.L.C.
         Engle/James, L.L.C.
         SPV Developers, L.L.C.
         Spring Park Village, L.P.
         SOT Developers, LLC
         Silver Oak Trails, L.P.
         WPines Developers, L.L.C.
         Woodland Pines, L.P.
         Universal Land Title of the Palm Beaches, Ltd.
         Professional Advantage Title, Ltd.
         Prestige Abstract & Title, L.L.C.
         Universal Land Title of South Florida, Ltd.


                  The following Subsidiaries have: (i) rights of first refusal, first offer, preferential purchase rights and other similar rights in favor of the parties, (ii) consent rights for the admission of new partners or members and (iii) consent rights and/or prohibitions on the sale, disposition, transfer or encumbrance by a party or the admission of a transferee as a partner or member, as applicable:



         Universal Land Title of the Palm Beaches, Ltd.
         Professional Advantage Title, Ltd.
         Prestige Abstract & Title, L.L.C.
         Universal Land Title of South Florida, Ltd.
         Pacific United, L.P.
         Technical Mortgage, L.P.
         McKay Landing, L.L.C.
         Engle/James, L.L.C.
         SPV Developers, L.L.C.
         Spring Park Village, L.P.
         SOT Developers, LLC
         Silver Oak Trails, L.P.
         WPines Developers, L.L.C.
         Woodland Pines, L.P.
         Engle Homes Reinsurance Limited

                                  SCHEDULE III

         All documents filed as exhibits to the Form 10-K for the year ended December 31, 2001 and all subsequent Forms 10-Qs and 8-Ks for the Company and Engle and, in any event, including, to the extent the Company or Engle or any of their Subsidiaries is a party thereto, (i) any agreements governing indebtedness for borrowed money and related security agreements, (ii) material land bank agreements; (iii) material agreements with Affiliates; (iv) engagement letters with investment banks; and (v) other agreements involving payments to or by the Company or Engle in excess of $10.0 million in 2001 or anticipated for 2002 or thereafter, but in any event excluding supply agreements entered into in the ordinary course of business.

                                                                       EXHIBIT A



SPV Developers L.L.C.
Spring Park Village, L.P.
SOT Developers, LLC
Silver Oak Trails, L.P.
WPines Developers, L.L.C.
Woodland Pines, L.P.
Engle/James, L.L.C.
McKay Landing L.L.C

                                                                       EXHIBIT B

                       Selling Restrictions for Offers and
                         Sales Outside the United States

                  (1)(a) The Securities have not been and will not be registered under the Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Regulation S under the Act or pursuant to an exemption from the registration requirements of the Act. Each Initial Purchaser represents and agrees that, except as otherwise permitted by Section 4(a)(i), it has offered and sold the Securities, and will offer and sell the Securities, (i) as part of their distribution at any time; and (ii) otherwise until 40 days after the later of the commencement of the offering and the date of the original issuance of the Securities, only in accordance with Rule 903 of Regulation S under the Act. Accordingly, each Initial Purchaser represents and agrees that neither it, nor any of its Affiliates nor any person acting on its or their behalf has engaged or will engage in any directed selling efforts with respect to the Securities, and that it and they have complied and will comply with the offering restrictions requirement of Regulation S. Each Initial Purchaser agrees that, at or prior to the confirmation of sale of Securities sold in reliance on Regulation S, it shall have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Securities from it during the distribution compliance period a confirmation or notice to substantially the following effect:

                  "The Securities covered hereby have not been registered under the U.S. Securities Act of 1933 (the "Act") and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the commencement of the offering and of the Securities and the date of the original issuance of the Securities, except in either case in accordance with Regulation S or Rule 144A under the Act. Terms used above have the meanings given to them by Regulation S."

                  (b) Each Initial Purchaser also represents and agrees that it has not entered and will not enter into any contractual arrangement with any distributor with respect to the distribution of the Securities, except with its Affiliates or with the prior written consent of the Company.

                  (c) Terms used in this section have the meanings given to them by Regulation S.

                  (2) Each Initial Purchaser represents and agrees that (i) it has not offered or sold and prior to the expiry of six months from the closing of the offering of the Securities, will not offer or sell any Securities to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 (the "FSMA") with respect to anything done by it in relation to the Securities in, from or otherwise involving the United Kingdom; and (iii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of any Securities in circumstances in which section 21(1) of the FSMA would not apply to the Company.